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                                                                                          EXHIBIT 12
SBC COMMUNICATIONS INC.
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
Dollars in Millions


                                    THREE MONTHS ENDED
                                    MARCH 31,                      YEAR ENDED DECEMBER 31,

                                       1995      1994      1994     1993     1992     1991     1990
Income Before Income Taxes,
 Extraordinary Loss and Cumulative
  Effect of Changes in
  Accounting Principles*            $   579.8  $  469.9  $2,300.0 $1,882.9 $1,701.2 $1,557.0 $1,541.4
  Add:  Interest Expense                133.8     115.5     480.2    496.2    530.0    577.7    529.7
      1/3 Rental Expense                 11.7      10.0      41.8     41.0     45.1     37.5     43.4


  Adjusted Earnings                 $   725.3  $  595.4  $2,822.0 $2,420.1 $2,276.3 $2,172.2 $2,114.5


Total Interest Charges              $   133.8  $  115.5  $  480.2 $  496.2 $  530.0 $  577.7 $  529.7
1/3 Rental Expense                       11.7      10.0      41.8     41.0     45.1     37.5     43.4


  Adjusted Fixed Charges            $   145.5  $  125.5  $  522.0 $  537.2 $  575.1 $  615.2 $  573.1


Ratio of Earnings to Fixed Charges       4.98      4.74      5.41     4.51     3.96     3.53     3.69

*Undistributed earnings on investments accounted for under the equity method have been excluded.

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